Bank of South Carolina Corporation Announces Third Quarter Earnings for 2010

CHARLESTON, S.C., Oct. 8 /PRNewswire-FirstCall/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $821,601 or $.19 per share, for the third quarter of 2010, an increase of 501.81% from third quarter earnings of $136,521 or $.03 per share in 2009.  This increase is primarily the result of a $1,110,000 allocation the company made to its Reserve for Loan Losses in the third quarter of 2009 compared to $190,000 in the third quarter of 2010. The Company had earnings of $2,277,310 or $.52 per share for the nine months ended September 30, 2010, compared to $1,598,884 or $.36 per share for the nine months ended September 30, 2009. Returns on average assets and average equity for the nine month period were 1.15% and 10.71%, respectively, compared with 2009 returns on average assets and average equity of .84% and 7.79%, respectively.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "In this environment we are happy to have a return on average assets above 1%, a double digit return on equity and a net interest margin of 4%.  We were very pleased to be in a position to have a 10% stock dividend in this quarter and to maintain the current 10 cent cash dividend rate."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	September 30,	September 30,
	2010	2009

Shares Outstanding
BKSC Common Stock	4,426,273	4,403,201

Book Value Per Share	$6.58	$6.25

Total Assets	$261,257,074	$271,471,361

3 Months
Ending

Net Income	$821,601	$136,521

Basic Earnings Per Share	$.19	$.03

Diluted Earnings Per Share	$.19	$.03

Weighted Average Shares
Outstanding Basic	4,425,294	4,402,944

Weighted Average Shares
Outstanding Diluted	4,425,294	4,402,944

9 Months
Ending

Net Income	$2,277,310	$1,598,884

Basic Earnings Per Share	$.52	$.36

Diluted Earnings Per Share	$.52	$.36

Weighted Average Shares
Outstanding Basic	4,412,259	4,386,668

Weighted Average Shares
Outstanding Diluted	4,412,259	4,387,669

CONTACT:  Sheryl G. Sharry, +1-843-724-1500